Exhibit (10) (i) 84


                          AMENDMENT II TO THE AGREEMENT
                        FOR THE SALE AND PURCHASE OF COAL


            This Amendment ("Amendment"), dated as of December 22, 2000 to that Agreement ("Agreement") for the sale and purchase of coal made and entered into as of the 1st day of April 1999 and Amendment I thereto dated as of November 1, 1999 as between Central Hudson Gas & Electric Corporation, (hereinafter referred to as "Buyer") and Arch Coal Sales Company, Inc., Agent for the Independent Operating Subsidiaries of Arch Coal, Inc., (hereinafter referred to as "Seller").

                                   WITNESSETH:

            WHEREAS, Article IV of the Agreement provides that beginning July 1, 2000, Buyer and Seller shall commence good faith negotiations with respect to the price of coal for the next Contract Year; and

            WHEREAS, notice was duly given and Buyer and Seller entered into good faith negotiations; and

            WHEREAS, after completion of good faith negotiations, Buyer and Seller desire to amend the Agreement to provide for the pricing of coal and certain other Agreement provisions;

            NOW, THEREFORE, in consideration of the premises and the mutual covenants set forth herein, the parties hereto agree as follows:

            ARTICLE I, (TERM OF AGREEMENT), ARTICLE II, (DELIVERIES), ARTICLE III, (SPECIFICATIONS & QUALITY & WEIGHTS), ARTICLE IV (PRICE & PAYMENT) AND
ARTICLE V (ADJUSTMENT IN PRICE FOR QUALITY) of the Agreement shall be respectively amended in their entirety for contract year 2001. The remaining ARTICLES of the Agreement shall remain in full force and affect. The amended ARTICLES shall read as follows:


                                    ARTICLE I
                                TERM OF AGREEMENT

            The term of this Agreement shall be extended through calendar year 2002, unless sooner terminated as provided for herein and provided that Dynegy, Inc. (see below) and Seller negotiate a Master Purchase Agreement (MPA) to cover purchases and sales hereunder in 2002.

            Dynegy Inc. is the announced winner in the Auction of the Danskammer Generating Station and will take Title thereto once the necessary regulatory approvals have been secured. It is currently anticipated that those approvals will come in the 1st quarter of calendar year 2001. At that time Central Hudson shall assign its rights under the contract to Dynegy in conformance with Article XXII of the Agreement.

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

                                   ARTICLE II
                                   DELIVERIES

            Section 1. QUANTITIES/DELIVERY SCHEDULE: The quantities of coal to be sold and purchased hereunder shall be stated in terms of Cargoes, with each cargo consisting of XX,XXX Net Tons (+ or - 5% ). The total annual quantity shall include Firm Cargoes and Option Cargoes. Delivery of all cargoes shall be made by oceangoing vessels during ten (10) day layday periods scheduled by Buyer two (2) months prior to the delivery month.

            The contract as written and amended provides for coal deliveries to the Roseton Dock by oceangoing vessels. Amendment II allows Buyer to elect to purchase the Option Cargoes on the basis of an FOB Mine Loadout Price (See
Article IV, Section 1). If Buyer exercises that option, or if circumstances necessitate an all rail move to Buyer's Plant, Buyer and Seller will negotiate an amendment covering the terms and conditions which will govern said movements. If Buyer elects the FOB Mine Loadout price, the same two month scheduling notice is required.

  Subject to Article IV, PRICE AND PAYMENT, the annual cargoes are shown below;

                                                                  1st Cargo
            Year        Firm Cargoes      Option Cargoes          Loaded By
            ----        ------------      --------------          ---------
            2001             X                  X                  March 31
            2002             X                  X                  March 31

            OPTION CARGOES: Every third cargo each year will be an Option Cargo. Option Cargoes shall be subject to Buyer's request for same in conformance with the scheduling provisions contained herein. Option cargoes will be priced at the Base Price noted in Article IV, Section I. Buyer may elect to purchase only the Option Cargoes at the FOB Mine Loadout price provided in Article IV.

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

            Upon Buyer's written request, Seller can elect to skip an Option Cargo delivery and replace it with the delivery of a Firm Cargo obligation. The quantity represented by the skipped cargo (i.e. XX,XXX tons) will be banked in a tonnage account. From time to time, Buyer will provide Seller the opportunity to ship all or a portion of the banked tons towards its coal requirements at the then current Base Price or some other mutually agreed price. The banked tonnage account will be zeroed out, with no remaining obligations thereto for either Buyer or Seller, upon an event as provided herein that causes the termination of this agreement.

            For water-borne deliveries, the Buyer will provide to Seller the ten
(10) day delivery window for the Vessel. Ten (10) days prior to the scheduled arrival, the vessel's ETA will be reduced to a five (5) day window by the Seller.

            Buyer will be scheduling and receiving other deliveries of coal and oil during the Contract Term. The Roseton Dock which is used for both oil and coal deliveries can handle only one vessel at a time. Therefore, if Seller's vessel arrives outside of its five (5) day delivery window and within the time frame of another scheduled fuel delivery, Seller will hold Buyer harmless as to any and all demurrage charges associated with either delivery, for those charges which are the direct result of Seller's vessel arrival outside of its allotted window.

            Section 1.2 Limitations on Quantities: Not withstanding any of the above, Buyer will not be obligated to purchase coal from Seller under this Agreement if Buyer is unable to utilize such coal at its Danskammer Plant because of Economic or Environmental reasons.

            Section 2. PASSAGE OF TITLE: The coal purchased hereunder shall be delivered solely by water or combination of rail and water to Buyer (basis DES Roseton Dock - Incoterms 1990). Title to and risk of loss of the coal supplied hereunder shall pass to Buyer as coal passes from the vessel's conveyor into the receival hopper at the Roseton Dock.

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

            Section 3. QUALITY NOTIFICATION: The Parties recognize the Buyer's need to know the quality of the coal prior to receipt of the shipment at the Danskammer Plant and notice thereof shall be provided to Buyer in accordance with Article VI hereof.

            Section 4. Foreign Cargoes: In the case of any foreign cargoes offered by Seller and accepted by Buyer, the Seller shall submit, two days prior to loading, a written loading plan which lists the source of the coal inventories at the load facility, the average (or projected) quality of each pile, and the quantity of each pile to be loaded. The loading plan should include a brief description of the method to be used to blend the coals into a homogenous mixture prior to loading. The Buyer or Buyer's agent shall have access to the Seller's facilities to inspect the coal inventory and loading equipment and shall have the option of collecting and analyzing samples of the individual piles prior to loading. The coal blend shall be sampled in 5,000-ton sub-lots as it is loaded and analyzed expeditiously by a mutually agreed upon independent coal testing laboratory. The Seller shall notify the Buyer by telephone, telegram, or TWX of the average "as received" analytical results of the shipment within 48 hours of the load date. The additional results (AFT, HGI, Ultimate Analysis and Mineral Ash Analysis) of the composite sample shall be reported within 72 hours.

            Section 5. SHIPPING NOTICE: For each shipment of coal hereunder, Seller shall promptly mail or courier to Buyer's Danskammer Plant and to the Roseton Administrative Offices, Central Hudson Gas & Electric Corporation, 992-994 River Road, Newburgh, New York 12550, a shipping notice showing weight, type of car and number of each railway car contained in the shipment, shipping date and origin mine; or in the case of water-borne deliveries the B/L date, total B/L weights, name of Vessel and ETA Roseton Dock. Both rail and water detail will be provided in the case of rail/water shipments.

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

            Section 6. DELIVERY BY RAIL/WATER: This Agreement is based on the loading of railcars at Seller's Operations and movement of those cars to a port for loading on a vessel and ultimate delivery DES at the Roseton Dock. The Seller is responsible for both the rail and vessel movements. Coal deliveries to the Roseton Dock can only be made in Belt Self Unloading Vessels that meet the Roseton Dock and Hudson River limitations as described in Attachment I herein. However, the Seller and its Agents are responsible for the safe passage of Vessels under their control in all waters and any limitations thereon, whether or not they are included in Attachment I. Should the loss of either of these transportation components prevent Seller from making a scheduled delivery forcing the Buyer to replace the lost tonnage, then Buyer will not be required to makeup the replaced tonnage.

            Buyer will provide a safe berth, free of wharfage or dockage charges, to which Vessels may proceed and from which they may depart, and where they may always lie safely afloat. With assistance as necessary from Buyer's dockside personnel (Buyer will provide shore-side labor for line handling during docking/undocking procedures), it shall be the responsibility of Seller to secure the Vessel to Buyer's berth prior to such discharging of coal. Vessels can be berthed/deberthed any time during the day or night and docking/undocking will only be constrained through directions given by the docking/undocking pilot if such a pilot is required.

            If upon arrival of the Vessel, the discharge berth at Roseton Dock is open and ready to receive the Vessel for immediate docking, Seller's Vessel will tender its notice of readiness to start discharging coal provided that the Vessel is in all respects ready to start discharging coal from its conveyor boom into Buyer's dockside hopper. Buyer will receive the coal from the tip of the Vessel's conveyor at an average minimum rate of X,XXX short tons/hour and a maximum rate not to exceed X,XXX short tons/hour. Buyer's belt scale results will be used as documentation of the Vessel's unloading rate. In addition, Seller will be responsible for demurrage charged by other vessels held out due to Seller's Vessel"s inability to offload at an average minimum rate of X,XXX short tons per hour and/or by Seller's Vessel arrival outside of its five (5) day delivery window.

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

            Any delays experienced shore-side preventing the Vessel from achieving its X,XXX short tons/hour average minimum rate will count as laytime. Allowed laytime is defined as follows:

Cargo Size in Short Tons = allowed hours
------------------------
 X,XXX Short Tons/Hour

            If upon arrival of the Vessel, the discharge berth at Roseton Dock is not available for immediate docking, Seller's Vessel will tender its notice of readiness WIBON, WIFPON, WCCON from the closest practical safe anchorage and laytime will start counting provided the Vessel arrives within Seller's five (5) day delivery window and the Roseton Dock is occupied. Subsequent shifting time from anchorage to berth will not count as laytime.

            Section 7. IMPORTER OF RECORD: For substitute imported coal, Seller will act as importer of record on behalf of Buyer. Usual and customary costs incurred in clearing cargo will be reimbursed by Buyer to Seller as per a statement from the Customs Broker.

            Section 8. LIABILITY FOR CERTAIN SYSTEM DAMAGE: If Buyer's coal unloading system or equipment is damaged or forced to shut down as the result of receiving foreign or oversized material from the Vessel, then the Seller shall be liable for any damage and/or delays associated with the unauthorized delivery of this extraneous material.

            Section 9. DEMURRAGE AT DISCHARGE BERTH: At the end of each calendar year of the contract Term, Buyer and Seller will reconcile the deliveries for the year to determine if Buyer has failed to receive all the contract coal at the average rate as specified herein. If Buyer has used more time to receive the annual tonnage than allowed, Buyer will reimburse Seller for excess laytime used at the rate of USD $XX,XXX for each 24 hours, fractions prorata.

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

                                   ARTICLE III
                       SPECIFICATIONS & QUALITY & WEIGHTS

            Section 1. ORIGIN: The Primary Source of coal for deliveries hereunder shall be from the Mingo Logan Operations and such coal shall meet the specifications herein. Coals from other sources shall not be shipped without the prior written approval of Buyer.

            Section 2. AS RECEIVED QUALITY SPECIFICATIONS: The coal delivered hereunder shall conform to the following Typical Specifications on an "as received" basis determined on a per Vessel basis. The quality of the coal delivered by Seller shall be determined in accordance with Article VI.

                               TYPICAL     MINIMUM     MAXIMUM     ASTM METHOD
                               -------     -------     -------     -----------
As Received:
  Moisture %                      X                XX              D3173
  Volatiles %                     XX         XX    XX              D3175
  Fixed Carbon %                  XX         XX          XX        D3172
  Ash %                           X.X        --          X.X       D3174
  BTU/LB                        XX,XXX     XX,XXX        --        D3286
  Sulphur %                      X.XX       X.XX        X.XX       D3177/4239
  SO2 (LBS./MMBTU)               X.XX        --          X.X       Calculated
  Grind (HGI)                     XX       XX  (1)       XX        D409-85
  Ash Fusion (Reducing)
   (I.D., Deg. F)               X,XXX      X,XXX         --        D1587
  Coal Fines:
     (A) 1/4" Round Hole          --         --          XX%       D4749
     (B) 35 Mesh U.S. Standard    --         --          XX%       D4749

(1) SUBJECT TO APPROVAL BY BUYER.

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

THIS COAL SHALL BE FREE OF EXTRANEOUS MATERIAL AND SHALL HAVE A MAXIMUM TOP SIZE OF TWO INCHES.

(A)         Coal defined as zero times one quarter inch round hole.

(B) Coal fines defined as zero by 0.5 mm (35 mesh U.S. Standard sieve or 32 mesh Tyler sieve).

            Section 3. BUYER'S REMEDIES RELATED TO QUALITY SPECIFICATIONS: In lieu of any other remedies related to Seller's failure to meet the quality specifications provided for in Section 2 above, except for the price adjustments for quality provided for in Article V herein, Buyer shall have the rights and remedies described in this Section 3 upon Seller's failure to deliver coal in accordance with the specifications set forth in Section 2 of this Article III.

                     Buyer's ability to use the coal being dependent on the coal meeting the specifications set forth above, it is agreed that Buyer shall have the right to reject any and all shipments which fail to meet any of the individual shipment as received rejection limits shown below:

              INDIVIDUAL SHIPMENT REJECTION LIMITS (AS RECEIVED)
              --------------------------------------------------

            Sulphur (By Weight)                      X.X%  Maximum
            Volatiles                                 XX%  Minimum
            Ash %                                      X%  Maximum
            Ash Fusion (I.D. - Degrees F)           X,XXX  Minimum(1)
            Grind (HGI)                                XX  Minimum
            Gross Calorific Value (BTU/LB)         XX,XXX  Minimum
            SO2/Million BTU                       X.X LBS. Maximum

            (1) LOWER VALUE SUBJECT TO APPROVAL BY BUYER.

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

            Seller shall pay all freight, diversion, demurrage, testing and other expenses in connection with any such rejected shipment, or shipments found to be nonconforming, unless such shipment is accepted by Buyer. Furthermore, Seller certifies that it will not make any shipment shown by sampling and analysis (as provided in Article VI) to exceed the individual shipment rejection limits.

            Section 4. SELLER'S DUTY OF CARE: Seller shall, at all times exercise reasonable care and diligence in its efforts to ship to Buyer coal which conforms to the specifications as set forth above in Section 2. Nothing in this Article III shall be construed to relieve Seller of its obligation to conduct its mining and operations in a competent manner, consistent with good industry practices, so as to produce coal which will meet the specifications as set forth in Section 2 above.

            Section 5. WEIGHTS: For rail/water deliveries, the Seller shall submit to Buyer the certified rail weights provided by the origin carrier within five (5) working days after the certified weights become available.

            For water only deliveries, the weight of coal sold hereunder shall be determined by an Independent Marine Survey(s) of the Vessel at the Load Port or by Independent Marine Survey(s) at Buyer's Discharge Port if Seller's Vessel has multiple Discharge Ports. The Buyer, Seller or their Agents reserve the right to witness any or all Marine Surveys.

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

                                   ARTICLE IV
                                PRICE AND PAYMENT

            Section 1. PRICE: The Base Price of the Firm cargoes of coal sold hereunder is fixed at $ XX.XX per net ton DES Roseton Dock. Option Cargoes will also be priced at $ XX.XX per net ton DES Roseton Dock or in accordance with
ARTICLE II, Section 1 if deferred through the Banked tonnage mechanism. The FOB mine Loadout Base Price of coal sold hereunder is fixed at $ XX.XX per net ton. The above pricing is for contract year 2001 only.

            Section 2. PRICE REOPENER: On or before July 1st 2001, Buyer and Seller will enter into negotiations to fix the Base Price for coal delivered hereunder for the ensuing year. Unless otherwise agreed, this Agreement will terminate on December 31, 2001 if negotiations for the following year have not been completed by September 1st.

            SUBMISSION OF ANALYSIS: In addition to Seller's notifications provided for in Article II, Section 3, Seller shall submit to Buyer the analytical data on said shipments from the Operations as obtained by the Independent Laboratory for each shipment within five days after each shipment.

            Section 3. INVOICE: An invoice for any adjustments for quality as hereinafter defined, and all coal shipped from the Operations based on weights determined in accordance with Article III Section 5 will be submitted by the Seller to the Buyer. The coal shipped will be invoiced at the Price as defined in ARTICLE IV, Section 1.

            Section 4. TAXES: All taxes due on cargo in U.S.A. upon transfer of title per Incoterms (1990) are for Buyer's account.

            Section 5. VESSEL COSTS: All usual and customary Vessel costs, including but not limited to docking, are for the account of the Seller (i.e., pilots, tugs).

            Section 6. PAYMENT: Buyer shall make payment to Seller within thirty
(30) calendar days from vessel Bill of Lading Date or train release date if sale is FOB mine Loadout. There shall be no discount for early payment. Payments due on a Saturday shall be made on the prior Friday and those due on a Sunday shall be made on the following Monday. Payments due on a Holiday shall be made on the following week day.

            Payment shall be made by wire transfer as directed by Seller upon written notice to Buyer.

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

                                    ARTICLE V
                         ADJUSTMENT IN PRICE FOR QUALITY

            Section 1. BTU VALUE (GROSS CALORIFIC VALUE AS RECEIVED BASIS - BTU/LB): The Price to be paid to Seller by Buyer is based upon coal with XX,XXX BTU/LB heat content (BTU Value) for each net ton of coal in each shipment. The BTU Value of the coal sold hereunder may vary, and the Price for such coal shall be adjusted to compensate for variations in BTU Value, as described below.

            Section 2. ADJUSTMENT FOR BTU VALUE: If the BTU Value of the coal shipment is between XX,XXX BTU/LB and XX,XXX BTU/LB (inclusive), there will be no adjustment for BTU Value variation. If the BTU Value is less than XX,XXX BTU/LB or greater than XX,XXX BTU/LB, the Price for a shipment shall be adjusted, based upon variations from the XX,XXX BTU/LB BTU Value, as follows:

            [a] For a coal shipment with a BTU Value greater than XX,XXX BTU/LB, a premium shall be paid by Buyer to Seller at the rate of $X.XX per 100 BTU/LB, fractions pro rata above XX,XXX BTU/LB;

            [b] For a coal shipment with a BTU Value less than XX,XXX BTU/LB but greater than XX,XXX BTU/LB, a penalty shall be deducted from the Price at the rate of $X.XX per 100 BTU/LB, fractions pro rata below XX,XXX BTU/LB;

            [c] For a coal shipment with a BTU Value less than XX,XXX BTU/LB but greater than XX,XXX BTU/LB, a penalty shall be deducted from the Price at the rate of $ .XX per 100 BTU/LB, fractions pro rata below XX,XXX BTU/LB.

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

            Section 3. ADJUSTMENTS FOR ASH VALUE: The Price to be paid to Seller by Buyer is based upon coal with an ash content (Ash Value) of XXX percent (X%) by weight of the "as received" analysis of the coal. If the Ash Value is between X.XX% and X.XX% there will be no adjustment for Ash Value. If the Ash Value is less than X.XX% then a premium of $.XX per ton shall be paid to Seller for each X.X% Ash Value variation below X.X%. If the Ash Value is greater than X.XX% but equal to or less than X% then a penalty of $.XX per ton shall be deducted from the Price for each X.X% Ash Value variation in excess of X.X%. The maximum premium/penalty shall be $ X.XX per ton.

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

                  IN WITNESS WHEREOF, each Party hereto has caused this Agreement to be executed in its behalf by its proper officer thereunder duly authorized, all as of the day and year first above written.


BUYER:      CENTRAL HUDSON GAS & ELECTRIC CORPORATION

BY                         /s/ ARTHUR R. UPRIGHT
   -------------------------------------------------------------------
                           Arthur R. Upright

ITS Senior Vice President - Regulatory Affairs, Financial Planning And
Accounting



SELLER:     ARCH COAL SALES COMPANY, INC.

BY                        /s/ JERRY L. BONACORSI
   -------------------------------------------------------------------

ITS                       REGIONAL VICE PRESIDENT
   -------------------------------------------------------------------


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